Exhibit 3.1

CERTIFICATE OF RETIREMENT

OF

$2.67 CONVERTIBLE PREFERRED STOCK

OF

BEAM INC.

Pursuant to Section 243 of the General Corporation Law of the State of Delaware, Beam Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The Restated Certificate of Incorporation of the Corporation authorizes the issuance of 5,514,459 shares of $2.67 Convertible Preferred Stock, all of which have been issued.

2. On November 20, 2012, all outstanding shares of $2.67 Convertible Preferred Stock that had not been converted in accordance with their terms into shares of common stock of the Corporation were redeemed pursuant to and in accordance with the provisions of the Corporation’s Restated Certificate of Incorporation and, as a result thereof, no shares of $2.67 Convertible Preferred Stock are outstanding.

3. The Corporation’s Restated Certificate of Incorporation provides that, as the shares of $2.67 Convertible Preferred Stock were redeemed out of capital, the redemption shall effect their retirement and that they shall be restored to the status of authorized but unissued shares without series designation. The Corporation’s Restated Certificate of Incorporation precludes the issuance of the retired shares of $2.67 Convertible Preferred Stock as part of the same series of preferred stock and the retired shares will resume the status of authorized but unissued shares of the preferred stock of the Corporation without series designation.

4. Pursuant to the provisions of Section 243 of the General Corporation Law of the State of Delaware, upon the effective date of this Certificate of Retirement, the Restated Certificate of Incorporation of the Corporation shall be amended to eliminate all references therefrom to the $2.67 Convertible Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Retirement to be signed by Kenton R. Rose, its Senior Vice President, General Counsel and Chief Administrative Officer and Secretary, this 20th day of November, 2012.

BEAM INC.

By:
Kenton R. Rose
Senior Vice President, General Counsel and
Chief Administrative Officer and Secretary

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